Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
September 1, 2006	CONTACT:	John M. Mendez (276) 326-9000
GREGORY T. BEIER ELECTED TO FIRST COMMUNITY BANK, N. A. BOARD

Bluefield, Virginia – First Community Bank, N. A. is pleased to announce that Gregory J. Beier, President and Chief Executive Officer, Novant Health—Triad Region, has been named as a member of its Board of Directors. Beier was elected to the Board of Directors on August 22, 2006. Beier, who has a tenure of more than 25 years with Novant, previously served as Executive Vice President and Chief Operating Officer for Carolina Medicorp, Vice President for Professional Services for Forsyth Memorial Hospital and Administrator for the Division of Medicine for Lutheran General Hospital.
John M. Mendez, Chief Executive Officer, First Community Bancshares, Inc., said, “The expansion of First Community Bank in the Triad demands local knowledge and leadership. Greg Beier possesses these qualities and will provide critical governance experience, along with his knowledge of the Winston-Salem market area. He is a welcome addition to our team.”
Beier holds a master’s degree in management from Northwestern University and a Bachelor of Arts degree from Benedictine College in Atchison, Kansas. He completed his administrative residency at Lutheran General Hospital in Park Ridge, Illinois.

Beier is actively involved in the local community. He is Chairman of the United Way of Forsyth County and serves on the following boards: North Carolina Hospital Association, Forsyth Technical Community College Foundation, Triad Health Alliance, Winston-Salem Chamber of Commerce, Appalachian State University Advisory Board for Health Care Management Program, and the ECHO Council. Additionally, Beier is Region 3 Representative for the AHA, a member of the Rotary Club and the Leadership Winston-Salem Alumni Council, and the North Carolina State Health Coordination Council. Beier also completed a term on the North Carolina Hospital Association board at the end of 2000 and was chairman of the board in 1999.
First Community Bank, N. A. is operated by its parent company, First Community Bancshares, Inc., a $1.98 billion bank holding company, in the four-state region of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N. A. presently has 52 full-service branch offices, six of which operate in Tennessee as People’s Community Bank, a division of First Community Bank, N. A.; two trust and investment management offices; and operates Stone Capital Management, Inc., an investment advisory firm based in West Virginia. First Community Bank, N. A. also operates loan production offices in North Carolina, Virginia, and West Virginia. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC.”
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.